Exhibit 99.2

FOR IMMEDIATE RELEASE

Oragenics Announces Financing Commitment of $600,000

ALACHUA, FL (January 11, 2006): Oragenics, Inc. (AMEX:ONI) announced today that it has entered into a definitive agreement for equity based financing of up to $600,000 from a group of accredited investors that include board members and executive management of the Company. The agreement provides for the sale of up to 1,500,000 newly issued shares of common stock at a price of $0.40 per share and the issuance of an equal number of warrants to purchase shares of common stock that will be exercisable at $0.60 per share. The transaction is expected to close by February 8, 2006.

Last month the Company closed on a round of financing totaling $1.175 million on terms similar to the investment currently being announced. As stated by Oragenics' President and CEO, Dr. Robert Zahradnik, "This financing allows the Company to continue to advance clinical and preclinical work on our lead programs. I believe this added investment reflects growing confidence by investors in the underlying technology of the Company."

Neither the shares of common stock, nor the shares of common stock underlying the warrants are registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. However, the company will be obligated to file a resale registration statement with the Securities and Exchange Commission relating to the shares of common stock to be issued in the transaction and the shares of common stock to be issued upon exercise of the warrants within forty five days of the closing. Oragenics plans to use the funds raised to support the clinical development of the company's various technologies and for general corporate purposes.

In an unrelated event, Oragenics' Board of Directors re-elected Dr. Robert Zahradnik as a Director of the Company on January 6, 2006. Dr. Zahradnik had resigned his Board position earlier in 2005 so as to comply with the American Stock Exchange's small business required ratio of at least 50% of the board being independent board members. As a result of Dr. Zahradnik's re-election, the Board will now consist of three independent members and two Company executives including Dr. Zahradnik.

About Oragenics

Oragenics is focused on the development of novel technologies and products to address significant, unmet medical needs. Oragenics' strategy is to license and develop products through human proof-of-concept studies prior to partnering with major pharmaceutical, biotechnology or healthcare product firms for advanced clinical development and commercialization. Upon completion of the private placement financing Oragenics plans to continue its development of the following products, which address potentially major market opportunities:
      o SMaRT Replacement Therapy is a single, painless topical treatment that has the potential to offer life-long protection from most tooth decay.

      o MU 1140 is a novel antibiotic with activity against many Gram-positive bacteria including multidrug resistant Staphylococcus aureus and Enterococcus faecalis. MU 1140 has a number of other characteristics that suggest its potential use in the treatment of a variety of infectious diseases.

      o Probiora 3 Oral Probiotic Treatment employs naturally occurring beneficial bacteria to promote oral and periodontal health. Such products may be marketed without the need for extensive regulatory filings in certain markets. Oragenics plans to conduct a human study in early 2006 to support the commercialization of Probiora 3. For more information about Oragenics, please consult the company's website at www.oragenics.com.

Safe Harbor Statement: Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements that reflect Oragenics' current views with respect to future events and financial performance. These forward-looking statements are based on management's beliefs and assumptions and information currently available. The words "believe," "expect," "anticipate," "intend," "estimate," "project" and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to our ability to successfully close on the above described private placement, those set forth in our most recently filed annual report on Form 10-KSB and quarterly report on Form 10-QSB, and other factors detailed from time to time in filings with the Securities and Exchange Commission. We expressly disclaim any responsibility to update forward-looking statements.